Reference Materials for the 9th Annual General Meeting of Shareholders (Supplementary)

Agenda Item 2  Approval of the merger agreement between the Company and Sankyo Tateyama, Inc.

Sankyo-Tateyama Holdings, Inc.

I.	Reasons for the Merger

The Company was established as the holding company for the Sankyo Tateyama Group (the “Group”) in December 2003.  Subsequently, the Group’s subsidiaries were reorganized into three companies through measures such as mergers of subsidiaries and company splits to bring out the Group’s collective strengths, and by redistributing the Group’s resources and strengthening its business base, each group company has been separately managing the building materials business, the materials business, and the commercial facilities business, respectively.  Through these reorganization activities, the Group has worked to expand its business and improve the technical capabilities of each company by striving to develop expertise through the separate management of each business, and has been able to accomplish a certain degree of achievement, including establishing its brand.
In order to achieve the growth strategy for the future called “Long-term VISION-2020” announced on July 12, 2011, the Group has reorganized to bring together its collective strengths while making the most of each group company’s abilities to successfully perform their respective businesses, and has been creating a structure where it can proactively invest the Group’s resources into international business expansion and growing business fields such as those driven by environmental technologies, while further streamlining and enhancing management of the Group.
Sankyo Tateyama, Inc. was established through the merger of three subsidiaries on June 1, 2012, to align with the beginning of the Group’s new mid-term management plan, and the Merger with Sankyo Tateyama as the surviving company will be carried out as the next stage of the reorganization.

II.	Contents of the Merger Agreement

Merger Agreement (Copy)

This merger agreement (this “Agreement”) is made and entered into by and between Sankyo-Tateyama Holdings, Inc. (“Sankyo-Tateyama Holdings”) and Sankyo Tateyama, Inc. (“Sankyo Tateyama”) as follows.

Article 1	Merger Method
Sankyo-Tateyama Holdings and Sankyo Tateyama shall conduct an absorption-type merger (the “Merger”).  Sankyo-Tateyama Holdings shall be dissolved and Sankyo Tateyama shall survive.

Article 2	Trade Names and Head Offices of Parties to the Merger
The trade names and locations of head office of the parties to the Merger are as follows.

(1)	Absorbed company (Sankyo-Tateyama Holdings)
Trade name: Sankyo-Tateyama Holdings, Inc.
Location of head office: 70 Hayakawa, Takaoka City, Toyama, Japan

(2)	Surviving company (Sankyo Tateyama)
Trade name: Sankyo Tateyama, Inc.
Location of head office: 70 Hayakawa, Takaoka City, Toyama, Japan

Article 3	Items Related to the Number of Shares Allotted and the Merger Ratio in the Merger
In the Merger, Sankyo Tateyama will exchange one share of common stock of Sankyo Tateyama for 10 shares of Sankyo-Tateyama Holdings common stock held by shareholders (except for Sankyo-Tateyama Holdings) listed on the final shareholder register as of the day preceding the Effective Date (as defined in Article 5).
Exchanged shares of Sankyo Tateyama held by Sankyo-Tateyama Holdings shall become treasury shares held by Sankyo Tateyama upon the Effective Date.

Article 4	Items Related to the Amounts of Capital and Capital Reserves
The amount of increase of Sankyo Tateyama’s capital and capital reserves in conjunction with the Merger is as follows; provided, however, that this may be changed upon discussion between Sankyo-Tateyama Holdings and Sankyo Tateyama depending on the status of assets and liabilities of Sankyo-Tateyama Holdings and Sankyo Tateyama on the date preceding the Effective Date of the Merger.

(1) Capital	0 yen
(2) Capital reserves	0 yen

Article 5	Effective Date
The effective date of the Merger (the “Effective Date”) shall be December 1, 2012; provided, however, that this may be changed upon discussion between Sankyo-Tateyama Holdings and Sankyo Tateyama if necessary due to the progress of merger procedures or other grounds.

Article 6	Approval of the Merger by the General Meeting of Shareholders
1.
Sankyo-Tateyama Holdings shall request the 9th annual general meeting of shareholders scheduled to be held on August 30, 2012 (the “General Meeting of Shareholders Approving the Merger”) to approve this Agreement and pass a resolution regarding matters necessary for the Merger; provided, however, that this may be changed upon discussion between Sankyo-Tateyama Holdings and Sankyo Tateyama if necessary due to the progress of merger procedures or other grounds.

2.
Pursuant to the provisions of Article 796(1) of the Companies Act, Sankyo Tateyama will conduct the Merger without obtaining the approval of the general meeting of shareholders provided under Article 795(1) of the Companies Act.

Article 7	Succession of Company Assets
As of the Effective Date, Sankyo Tateyama will succeed to the assets, liabilities, and rights, and obligations of Sankyo-Tateyama Holdings based on the balance sheets and other financial statements as of May 31, 2012, as adjusted for any addition or reduction of assets, liabilities, and rights and obligations before the Effective Date.

Article 8	Management of Company Finances
After the execution of this Agreement and before the Effective Date, both Sankyo-Tateyama Holdings and Sankyo Tateyama will conduct their respective businesses and manage and utilize all assets with the care expected of a good manager, and discuss before implementing actions that would cause a material impact on corporate finances or rights and obligations.

Article 9	Affiliation of Sankyo-Tateyama Holdings Employees
Sankyo Tateyama shall succeed to Sankyo-Tateyama Holdings’ employees as of the Effective Date, and the treatment of employees shall be determined upon separate discussions between Sankyo-Tateyama Holdings and Sankyo Tateyama.

Article 10	Duty of Good Faith
Sankyo-Tateyama Holdings and Sankyo Tateyama will act in good faith to ensure the smooth implementation of this Agreement, including Sankyo-Tateyama Holdings’ General Meeting of Shareholders Approving the Merger and Sankyo Tateyama’s resolution of the Board of Directors provided in Article 6, and obtaining necessary authorizations, permits, registrations or approvals from the relevant government agencies.

Article 11	Amendment of the Terms of this Agreement and Termination of this Agreement
Sankyo-Tateyama Holdings and Sankyo Tateyama may, upon mutual discussion, amend the terms of this Agreement or terminate this Agreement if there is a material change to the finances or management of Sankyo-Tateyama Holdings or Sankyo Tateyama due to a natural disaster or other event between the execution of this Agreement and the day preceding the Effective Date.

Article 12	Effectiveness of this Agreement
This Agreement shall become void if any of the following approvals are not obtained: the approval of Sankyo-Tateyama Holdings’ General Meeting of Shareholders Approving the Merger or the approval of Sankyo Tateyama’s Board of this Agreement, or the approval of the relevant government agencies prescribed by law.

Article 13	Matters not Provided for in this Agreement
Sankyo-Tateyama Holdings and Sankyo Tateyama shall discuss and resolve in good faith in accordance with the purpose of this Agreement any matters not provided for herein or any matters necessary for the Merger.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by affixing their names and seals hereto and Sankyo-Tateyama Holdings has retained the original and Sankyo Tateyama has retained a copy hereof.

July 31, 2012
Sankyo-Tateyama Holdings: 70 Hayakawa, Takaoka City, Toyama, Japan
Sankyo-Tateyama Holdings, Inc.
Masakazu Fujiki, Chief Operating Officer [seal]

Sankyo Tateyama: 70 Hayakawa, Takaoka City, Toyama, Japan
Sankyo Tateyama, Inc.
Masakazu Fujiki, Chief Operating Officer [seal]

III.
Outline of the Details of each item under Article 182(1) of the Ordinance for Enforcement of the Companies Act (except for Item (v) and Item (vi)) as of the date of the decision of Article 298(1) of the Companies Act.

1.	Items related to the suitability of the total number or total amount of consideration and allocation for the merger
(1)
Sankyo Tateyama, Inc. (“Sankyo Tateyama”) will exchange one share of common stock of Sankyo Tateyama for 10 shares of Sankyo-Tateyama Holdings common stock held by shareholders (except for Sankyo-Tateyama Holdings) listed on the final shareholder register as of the day preceding the effective date of the merger.  Exchanged shares of Sankyo Tateyama held by Sankyo-Tateyama Holdings shall become treasury shares held by Sankyo Tateyama upon the effective date of the merger.

(2)
Through the Merger, the Group currently headed by the Company will be headed by Sankyo Tateyama, the surviving company, and shareholders of the Company will be allocated shares of Sankyo Tateyama.  However, since Sankyo Tateyama, the surviving company, is a wholly owned subsidiary of the Company and the merger is just a reorganization of the Group, no assets, etc. held by either of the companies will be transferred to any third party outside the Group, and the Group’s current structure will continue to be maintained after the merger.  Furthermore, as only shareholders of the Company will become shareholders of Sankyo Tateyama by the merger and shareholders of the Company will be allotted shares of Sankyo Tateyama, the current shareholder structure of the Company will be maintained after the merger.  On this basis, the above merger ratio has been determined taking into account facts such as that the total number of issued and outstanding shares of the Company (324,596,314 shares of stock) and Sankyo Tateyama (31,554,629 shares of stock) differ and Sankyo Tateyama shares will not be allotted for treasury shares held by the Company.

2.	Items related to the suitability of increases in Sankyo Tateyama’s capital and capital reserves due to the Merger
As Sankyo Tateyama is a wholly owned subsidiary of the Company and the Company holds all issued and outstanding shares of Sankyo Tateyama, capital and capital reserves will be as follows.
(1) Capital	0 yen
(2) Capital reserves	0 yen

3.	Reason for choosing the type of assets as merger consideration
Sankyo Tateyama plans to list its shares on the Tokyo Stock Exchange as of December 1, 2012, and has determined that common stock is suitable as consideration capable of ensuring liquidity.

4.	Matters requiring caution to ensure that the interests of shareholders of the non-surviving company are not harmed when both parties to the merger are under common control.
Since Sankyo Tateyama, the surviving company, is a wholly owned subsidiary of the Company and the merger is just a reorganization of the Group, no assets, etc. held by either of the companies will be transferred to any third party outside the Group, and the Group’s current structure will continue to be maintained after the merger.  Furthermore, as only shareholders of the Company will become shareholders of Sankyo Tateyama by the merger and shareholders of the Company will be allotted shares of Sankyo Tateyama, the current shareholder structure of the Company will be maintained after the merger.  On this basis, the merger ratio has been determined taking into account facts such as that the total number of issued and outstanding shares of the Company (324,596,314 shares of stock) and Sankyo Tateyama (31,554,629 shares of stock) differ and Sankyo Tateyama shares will not be allotted for treasury shares held by the Company.

5.	Provisions of the Articles of Incorporation of the surviving company
As set forth in Exhibit 1 (pages 7-17).

6.	Market for where shares allotted in the merger will be traded
Shares of common stock: First section of the Tokyo Stock Exchange (scheduled for December 1, 2012).

7.	Brokers for shares allotted in the merger
Shares of common stock: All securities companies in Japan.

8.	Market value
Shares of Sankyo Tateyama are not currently listed, but shares of common stock are scheduled to be listed on the first section of the Tokyo Stock Exchange on the Effective Date of the Merger (December 1, 2012).
For reference purposes, the monthly maximum and minimum price of the Company’s shares on the first section of the Tokyo Stock Exchange for the past six months were as follows.

	January 2012	February	March	April	May	June
Maximum (yen)	154	154	150	172	167	133
Minimum (yen)	115	136	140	145	126	117

9.	Financial statements for the surviving company’s most recent business year and material facts arising after the closing of accounts
(1)
Financial statements for the most recent business year (the fiscal year ended May 31, 2012) of the surviving company (Sankyo Tateyama)
As set forth in Exhibit 2 Financial statements for the most recent business year (the fiscal year ended May 31, 2012) of the surviving company (Sankyo Tateyama) (pages 18-54).

(2)	Material facts arising after the closing of accounts of the surviving company
(i)	Merger of Sankyo Tateyama Aluminum, Inc., Sankyo Material, Inc. , and Tateyama Advance Co., Ltd.
Sankyo Tateyama Aluminum, Inc., merged with Sankyo Material, Inc. and Tateyama Advance Co., Ltd. as of June 1, 2012 under the merger agreement dated March 27, 2012, and changed its trade name to Sankyo Tateyama, Inc.
(ii)	Merger of the Company with Sankyo Tateyama
The meetings of the Boards of Directors of the Company and Sankyo Tateyama held on July 31, 2012 passed resolutions to the effect that the Company and the Company’s wholly owned subsidiary Sankyo Tateyama would merge, and both companies entered into the merger agreement.  The effective date of the merger is December 1, 2012.
Pursuant to the provisions of Article 796(1) of the Companies Act, Sankyo Tateyama will execute the merger agreement upon a resolution of its Board of Directors, without obtaining the approval of the general meeting of shareholders.
The Company will obtain approval for the merger agreement at the annual general meeting of shareholders scheduled to be held on August 30, 2012.  Following this, the surviving company, Sankyo Tateyama, plans to be listed on the first section of the Tokyo Stock Exchange as of the effective date, December 1, 2012.

10.	Material facts arising after the closing of accounts
As discussed above at 9(2).

Exhibit 1 Provisions of the Articles of Incorporation of the Surviving Company

Articles of Incorporation of Sankyo Tateyama, Inc. (as of June 1, 2012)

CHAPTER 1
GENERAL PROVISIONS

Article 1	Trade Name
The trade name of the Company shall be SANKYO TATEYAMA KABUSHIKIGAISHA and the English name of the Company shall be Sankyo Tateyama, Inc.

Article 2	Purpose
The purpose of the company is to control and manage the business activities of the Company by operating in the following businesses, and holding companies that operate in the following businesses and the shares of foreign companies that operate in equivalent businesses.
(1)	The manufacture, processing, and sale of the following products:
(i)	Building materials made from aluminum and other metals, wooden building materials, and synthetic resin building materials;
(ii)	Extruded, cast, rolled, drawn, and forged aluminum and other metals, and anodized surface processed and surface treated products;
(iii)	Facilities and equipment for residential buildings;
(iv)	Store display equipment and store facilities, and indoor advertising signboards;
(v)	Synthetic resin products, metal products, and resin plating processed products:
(vi)	Lumber, seasoned lumber, and glued laminated timber;
(vii)	Molds and machine tools, and industrial tools;
(viii)	Construction hardware and woodworking tools, and
(ix)	All types of products using the abovementioned processed products, and related products.
(2)	Purchasing of equipment, products, components and other items relating to the preceding item.
(3)	Technical instruction relating related to the design, production, installation, and operation of manufacturing equipment and facilities related to items (1) and (2).
(4)	Design, supervision, and contracting for all types of structures using the products listed in items (1) and (2).

(5)
Building work, scaffolding, civil engineering and concrete work, steel structures, fittings work, glazing work, electrical work, interior fit and finish work, and other design and work supervision services, contracting, and construction for building and civil engineering work.

(6)	Maintenance services for buildings and related facilities, as well as for all types of structures using the products or processed items listed in items (1) and (2).
(7)	Renewal planning, construction, and management related to buildings and facilities, and architectural consultation services.
(8)	Building cleaning and the sale of related equipment.
(9)	Comprehensive research, testing, analysis, measurement, and technical cooperation for industrial technology related to each of the items listed above.
(10)	Consigned freight forwarding business and freight trucking business.
(11)	Contracting of loading, packing, storage, and logistics services, for construction materials, processed aluminum and other metals, and aluminum and other metal products.
(12)	Warehousing business and warehouse management business.
(13)	Electricity supply business.
(14)	Development and sale of computer software, data processing systems, and communications systems, and the sale and loan of related equipment.
(15)	Computer data processing business.
(16)	Collection, transportation, disposition, and recycling of industrial waste.
(17)	Sale, lease, and exchange of real estate, agency and brokerage of the same, and parking lot management.
(18)	Business related to publicity, advertising, printing and publishing.
(19)	Travel agency business and travel sub-agency business under the Travel Agency Act.
(20)	Business related to taking applications for life insurance and non-life insurance agency business.
(21)	Food service business and food service management business.
(22)	Manufacture and sale of day-to-day sundry goods and food products.
(23)	Personnel dispatch business.
(24)	Contracting business related to accounting services, preparation of financial statements, and salary calculation.
(25)	Building consultancy business.
(26)	Advice, instruction, and other consultancy on overall management related to each item listed above, in Japan and overseas.
(27)	All business and export/import business incidental or related to each item listed above.

Article 3	Location of Head Office
The head office of the Company shall be in Takaoka City.

Article 4	Institutional Bodies
In addition to general meetings of shareholders and directors, the Company shall have the following institutional bodies.
(1)	Board of Directors
(2)	Corporate Auditors
(3)	Board of Corporate Auditors
(4)	Independent Auditor

Article 5	Method of Public Notice
The Company’s public notices shall be made electronically; provided, however, that if it is not possible to make them electronically due to an unavoidable reason, they shall be made via notice in the Nihon Keizai Shinbun.

CHAPTER 2
SHARES

Article 6	Total Number of Authorized Shares
The total number of issuable shares of the Company shall be 150,000,000 shares, and the total number of issuable shares of each type shall be as follows.
150,000,000 shares of common stock
1,000,000 Class A Preferred Shares
1,000,000 Class B Preferred Shares
1,000,000 Class C Preferred Shares
1,000,000 Class D Preferred Shares

Article 7	Acquisition of Treasury Shares
Pursuant to the provisions of Article 165(2) of the Companies Act, the Company may purchase its own shares on the market with a resolution of the Board of Directors.

Article 8	Number of Shares Constituting One Unit
The number of shares to a unit of shares of the Company’s stock shall be 100 shares per one unit, for common stock and each class of preferred share respectively.

Article 9	Rights Regarding Fractional Units
Shareholders of the Company may not exercise any rights regarding fractional units of shares other than the following rights:
(1)	Rights set forth in Article 189(2) of the Companies Act;
(2)	Rights to receive allocation of shares for subscription and allocation of share options for subscription corresponding to the number of shares owned by the shareholder, and
(3)	The right to make the demand set forth in the following article.

Article 10	Demand for Sale of Fractional Units
According to the regulations for the handling of shares, shareholders of the Company may compel the Company to sell the number of shares necessary to achieve a whole unit with respect to shares for which they only have fractional units.

Article 11	Regulations for the Handling of Shares
The handling and commissions related to the Company’s shares shall be as set forth by law and these Articles of Incorporation, as well as by resolution of the Board of Directors or as per the regulations for the handing of shares prescribed by the Board of Directors.

Article 12	Administrator of Shareholder Register
12.1	The Company shall have an administrator of the shareholder register.
12.2	The administrator of the shareholder register and the location where the shareholder register is administered shall be provided by resolution of the Board of Directors, and publicly announced.
12.3
The preparation and keeping of the Company’s shareholder register and share option register, and other administration related to the shareholder register and share option register, shall be delegated to the administrator of the shareholder register and will not be handled at the Company.

CHAPTER 2-2
PREFERRED SHARES

Article 13	Preferred Dividends
13.1
When issuing the year-end dividend set forth in Article 44.1, the Company shall pay dividends in cash in the amounts set forth below (cash paid through the distributions set forth below shall be referred to as “Preferred Dividends”) to holders of preferred shares (“Preferred Shareholders”) or registered pledgees of preferred shares (“Registered Preferred Share Pledgees”) before holders of common stock ("Common Shareholders”) or registered pledgees of common shares (“Registered Common Share Pledgees”).

With respect to Classes A through D of preferred shares respectively, a cash dividend calculated by multiplying the amount paid in per preferred share by the dividend rate calculated by the method provided by resolution of the Board of Directors when the preferred shares were issued (maximum 10% per annum) shall be paid (“Total Preferred Dividend Amount”; amounts less than one yen shall be rounded down; provided, however, that if a dividend has been paid to Preferred Shareholders or Registered Preferred Share Pledgees with a record date during the fiscal year in which the record date of the aforementioned dividend payment falls, this dividend amount paid per preferred share shall be deducted from the amount of the dividend).

13.2
Whether the amount of any shortfall of the Total Preferred Dividend Amount in Preferred Dividends paid to Preferred Shareholders or Registered Preferred Share Pledgees each fiscal year will be carried over to the following or subsequent fiscal years shall be in accordance with the resolution of the Board of Directors made when each class of preferred share is first issued.

13.3	The Company shall not pay dividends exceeding the Total Preferred Dividend Amount to Preferred Shareholders or Registered Preferred Share Pledgees.

Article 13-2	Preferred Interim Dividends
When paying interim dividends set forth in Article 45, the Company shall pay dividends in cash to Preferred Shareholders or Registered Preferred Share Pledgees in the amount calculated by the method provided by resolution of the board of directors when the preferred shares were issued (maximum of 50% of the Total Preferred Dividend Amount per share of each class of preferred share) before Common Shareholders or Registered Common Share Pledgees (the payment of such dividend shall hereinafter be referred to as a “Preferred Interim Dividend”).

Article 13-3	Distribution of Residual Assets
13-3.1
When distributing residual assets, the Company shall pay to Preferred Shareholders and Registered Preferred Share Pledgees an amount determined based on the paid in amount per preferred share of each class determined by resolution of the Board of Directors before Common Shareholders or Registered Common Share Pledgees.

13-3.2	No distribution of residual assets shall be made to Preferred Shareholders or Registered Preferred Share Pledgees other than the distribution in the preceding clause.

Article 13-4	Voting Rights
Except as otherwise provided by law, Preferred Shareholders shall not have the right to vote at general meetings of shareholders.

Article 13-5	Reverse Stock Splits or Stock Splits, Rights to Receive Allotment of Shares for Subscription
13-5.1	Except as otherwise provided by law, the Company shall not conduct any reverse stock splits or stock splits with respect to preferred shares.
13-5.2	The company shall not grant Preferred Shareholders the right to receive allocation of shares for subscription or allocation of share options for subscription.
13-5.3	The Company shall not allocate to Preferred Shareholders shares without contribution or share options without contribution.

Article 13-6	Right to Demand for Purchase with Common Stock as Consideration
13-6.1
Preferred Shareholders of class A and B preferred shares may, during the period during which a demand for the Company to purchase preferred shares of such classes provided by resolution of the Board of Directors upon issuance thereof (“Acquisition Demand Period”), compel the Company to acquire the preferred shares held by such Preferred Shareholder using common stock of the Company as consideration.  If such an purchase demand is made, the Company shall issue in consideration for the purchase of such class of preferred shares the number of shares of common stock of the Company calculated by multiplying the amount paid in per share by the number of preferred shares that the Preferred Shareholder has demanded the Company purchase, divided by the purchase price set forth in clause 3.

13-6.2	Fractional shares resulting when calculating the number of shares of common stock in the preceding clause shall be handled using the method provided in Article 167(3) of the Companies Act.
13-6.3
The purchase price shall initially be the amount calculated based on the market value of the Company’s common stock using the method provided by resolution of the Board of Directors when each preferred share was issued, and such resolution of the Board of Directors may provide the method for correcting and adjusting the purchase price.  If such resolution of the Board of Directors provides for the correction of the purchase, it shall set forth the minimum corrected price, and if the purchase price falls below price provided as the minimum, the purchase price shall be corrected to the minimum.

Article 13-7	Right to Demand for Purchase with Cash as Consideration
Preferred Shareholders of class C and D preferred shares may, during the period provided by resolution of the Board of Directors upon the issuance thereof, compel the Company to purchase the preferred shares held by such Preferred Shareholder for cash.  If such a demand for purchase is made, the Company shall pay the Preferred Shareholder per preferred share the amount provided by resolution of the Board of Directors based on the paid in amount per preferred share.

Article 13-8	En Masse Purchase with Common Stock as Consideration
13-8.1
In accordance with the following clause, the Company will acquire all class D preferred shares which the Company has not purchased by the last day of the Purchase Demand Period as of the date immediately following the last day of the Acquisition Demand Period.

13-8.2
If the Company acquires class D preferred shares pursuant to the preceding clause, the Company shall deliver as consideration for such preferred shares the number of shares of common stock of the Company calculated by multiplying the amount paid in per share by the number of preferred shares held by the Preferred Shareholder, divided by the amount calculated based on the market value of the Company’s common stock using the method provided by resolution of the Board of Directors when the preferred shares were issued.  In such case, the Company may provide by resolution of the Board of Directors the method for calculating the maximum number of shares of common stock to be delivered.  Fractional shares resulting when calculating the number of shares of common stock to be delivered in consideration for the acquisition of such preferred shares shall be handled using the method provided in Article 234 of the Companies Act.

Article 13-9	Conditions of Purchase with Cash as Consideration
13-9.1
With respect to classes A, B, and C of preferred shares, on the date of the occurrence of an event provided by resolution of the Board of Directors made when such preferred shares were issued, or on another date separately provided by the Board of Directors, the Company may purchase all or part of the preferred shares of such class for cash per preferred share in an amount provided by resolution of the Board of Directors based on the paid in amount per preferred share.

13-9.2	If the Company purchases part of the preferred shares pursuant to the preceding clause, such purchase shall be by drawing lots or pro rata.

Article 13-10	Conditions for Purchase with Common Stock as Consideration
13-10.1
With respect to Classes A and B of preferred shares, on the date of the occurrence of an event provided by resolution of the Board of Directors made when such preferred shares were issued, or on another date separately provided by the Board of Directors, the Company may purchase all or part of the preferred shares of such class with the number of shares of common stock of the Company calculated by multiplying the amount paid in per preferred share by the number of preferred shares that the Preferred Shareholder has demanded the Company purchase, divided by the amount calculated based on the market value of the Company’s common stock using the method provided by resolution of the Board of Directors when each preferred share was issued.

13-10.2
Fractional shares resulting when calculating the number of shares of common stock to be delivered in the preceding clause shall be handled using the method provided in Article 234 of the Companies Act.

13-10.3	If the Company purchases part of the preferred shares pursuant to Clause 1, such purchase shall be by drawing lots or pro rata.

Article 13-11	Order of Priority
Each class of preferred shall be ranked pari passu in terms of the priority of payment of Preferred Dividends, Preferred Interim Dividends, and residual assets.

Article 13-12	Period of Exclusion
The provisions of Article 46 shall apply mutatis mutandis to payments of Preferred Dividends and Preferred Interim Dividends.

Article 14	Other Matters
In addition to the provisions of Article 1 through Article 14, and the provisions of Article 21, other matters regarding preferred shares shall be provided by resolution of the Board of Directors, except for where otherwise provided by laws.

CHAPTER 3
GENERAL MEETING OF SHAREHOLDERS

Article 15	Convocation
The annual general meeting of shareholders of the Company shall be convened in August each year and extraordinary general meetings of shareholders shall be convened as necessary.

Article 16	Record Date of Annual General Meetings of Shareholders
The record date for the Company’s annual general meetings of shareholders shall be May 31 each year.

Article 17	Right to Convene Meetings and the Chair
17.1	General meetings of shareholders shall be convened and chaired by the President elected by resolution of the Board of Directors, except as otherwise provided by law.
17.2
If the President is unavailable for unavoidable reasons, another director, in the order of priority determined beforehand by resolution of the Board of Directors, shall convene and chair the general meeting of shareholders.

Article 18	Items Provided and Deemed Disclosed via the Internet, Such as Shareholder Meeting Reference Materials
The Company shall be deemed to have provided to shareholders, by means of disclosure through the internet as permitted by ordinance of the Ministry of Justice, shareholder meeting reference materials, the business report, financial statements, and consolidated financial statements.

Article 19	Method of Decision Making
19.1
Decisions at general meetings of shareholders shall be made by a majority of votes of shareholders entitled to vote attending the meeting, unless as otherwise required by law or these Articles of Incorporation.

19.2	Decisions provided in Article 309(2) of the Companies Act shall be made by two thirds vote of shareholders at a meeting constituting a quorum of shareholders representing one third of voting rights.

Article 20	Proxy Voting
20.1	A shareholder may exercise the voting rights of one other shareholder in the Company as proxy.
20.2	In the case provided in the preceding clause, shareholders or a proxy must submit to the Company documents proving the proxy rights at each shareholder meeting.

Article 21	Shareholder Class Meetings
21.1	The provisions of Articles 17, 18, and 20 shall apply mutatis mutandis to shareholder class meetings.
21.2	The provisions of Article 19 clause 1 shall apply mutatis mutandis to shareholder class meetings provided in Article 324(1) of the Companies Act.
21.3	The provisions of Article 19 clause 2 shall apply mutatis mutandis to shareholder class meetings provided in Article 324(2) of the Companies Act.

CHAPTER 4
DIRECTORS AND BOARD OF DIRECTORS

Article 22	Number of Directors
There shall be 10 or fewer directors of the Company.

Article 23	Election of Directors
23.1	Directors shall be elected at meetings of the Board of Directors
23.2	Resolutions electing directors shall be made by a majority vote of shareholders at a meeting constituting a quorum of shareholders representing one third of voting rights.
23.3	Election of directors shall not be by cumulative voting.

Article 24	Term of Office of Directors
The term of office of directors shall be until the end of the annual general meeting of shareholders held for the final fiscal year that ends within a year after such director’s election.

Article 25	Right to Convene Meetings of the Board of Directors and the Chair
25.1	Meetings of the Board of Directors shall be convened and chaired by the President, except as otherwise provided by law.
25.2
If the President is unavailable for unavoidable reasons, another director, in the order of priority determined beforehand by resolution of the Board of Directors, shall convene and chair the meeting of the Board of Directors.

Article 26	Notice of Convocation of Meetings of the Board of Directors
26.1
Notice of convocation of meetings of the Board of Directors shall be issued to each director and corporate auditors no later than three days before the meeting; provided, however, that in the case of urgent necessity, this period may be shortened.

26.2	Meetings of the Board of Directors may be held without carrying out convocation procedures if all directors and corporate auditors have given their unanimous consent.

Article 27	Method of Making Decisions at Meetings of the Board of Directors
Resolutions of the Board of Directors shall be made by a majority vote of directors at a meeting constituting a quorum of shareholders represented by the majority directors entitled to vote.

Article 28	Omitting Resolutions of the Board of Directors
If a director has proposed a matter for resolution by the Board of Directors, the Company shall deem the Board of Directors to have passed such resolution if all directors able to vote on such matter express their consent in writing or electronic form, except if a corporate auditor objects.

Article 29	Board of Director Regulations
In addition to the Board of Directors Regulations, matters related to the Board of Directors shall be subject to laws and these Articles of Incorporation.

Article 30	Representative Directors and Titles
30.1	A representative director shall be selected by resolution of the Board of Directors.
30.2
The Board of Directors may select by resolution of the Board of Directors one Chairman of the Board, several Vice Chairmen, one President, and several Vice Presidents, Senior Executive Directors, and Executive Directors.

Article 31	Director Compensation
Director compensation, bonuses and other financial benefits that directors receive from the Company as consideration for executing their duties (“Compensation, etc.”) shall be determined by the general meeting of shareholders.

Article 32	Exemption of Liability Agreements with Outside Directors
The Company may, pursuant to the provisions of Article 427(1) of the Companies Act, enter into agreements with outside Directors limiting their damages liability for neglect of duties; provided, however, that the amount of limitation under such agreements shall be as prescribed by law.

CHAPTER 5
CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

Article 33	Number of Corporate Auditors
There shall be five or fewer corporate auditors.

Article 34	Election of Corporate Auditors
34.1	Corporate auditors shall be elected at the general meeting of shareholders
34.2	Resolutions electing corporate auditors shall be made by a majority vote of shareholders at a meeting constituting a quorum of shareholders representing one third of voting rights.

Article 35	Effectiveness of Preliminary Appointment of Substitute Corporate Auditors
Resolutions selecting substitute corporate auditors under Article 329(2) of the Companies Act shall be effective until the start of the annual general meeting of shareholders for the last fiscal year within the four years following their selection; provided, however, that this period may be shortened by resolution of the general meeting of shareholders.

Article 36	Term of Office of Corporate Auditors
36.1
The term of office of corporate auditors shall be until the end of the annual general meeting of shareholders held for the final fiscal year that ends within four years after such corporate auditor’s selection.

36.2
The term of office of corporate auditors selected as substitutes for corporate auditors who resigned before the expiration of their term of office shall be until the expiration of the term of office of the resigning corporate auditor.

Article 37	Notice of Convocation of Meetings of the Board of Corporate Auditors
37.1
Notice of convocation of meetings of the Board of Corporate Auditors shall be issued to each corporate auditor no later than three days before the meeting; provided, however, that in the case of urgent necessity, this period may be shortened.

37.2	Meetings of the Board of Corporate Auditors may be held without carrying out convocation procedures if the corporate auditors have given their unanimous consent.

Article 38	Board of Corporate Auditors Method of Decision Making
Decisions of the Board of Corporate Auditors shall be by majority, except as otherwise provided by law.

Article 39	Board of Corporate Auditors Regulations
In addition to the Board of Corporate Auditors Regulations, matters related to the Board of Corporate Auditors shall be subject to law and these Articles of Incorporation.

Article 40	Full-time Corporate Auditors
Full-time corporate auditors shall be selected by resolution of the Board of Corporate Auditors.

Article 41	Corporate Auditor Compensation, etc.
Corporate auditor Compensation, etc. shall be determined by resolution of the general meeting of shareholders.

Article 42	Exemption of Liability Agreements with Outside Corporate Auditors
The Company may, pursuant to the provisions of Article 427(1) of the Companies Act, enter into agreements with outside corporate auditors limiting their damages liability for neglect of duties; provided, however, that the amount of limitation under such agreements shall be as prescribed by law.

CHAPTER 6
ACCOUNTING

Article 43	Fiscal Year
The Company’s fiscal year shall be from June 1 each year until May 31 the following year.

Article 44	Dividends
44.1	The Company may, by resolution of the general meeting of shareholders, pay year-end dividends with May 31 as the record date.
44.2	The Company may determine a record date and pay dividends in addition to the provisions of the preceding clause.

Article 45	Interim Dividends
The Company may, by resolution of the Board of Directors, pay an interim dividend with November 30 each year as the record date.

Article 46	Period of Exclusion Concerning Dividends
If the dividend property is cash and the dividend still has not been received after the elapse of three full years from the payment commencement date thereof, the Company shall be released from the obligation to make such payment.

-End-

Exhibit 2	Financial statements for the most recent business year (the fiscal year ended May 31, 2012) of the surviving company (Sankyo Tateyama)

Business Report
Balance Sheet
Statement of Income/Loss
Statements of Changes in Shareholders’ Equity
Notes to the Financial Statements
Independent Auditor’s Audit Report (Certified Copy)
Board of Corporate Auditor’s Audit Report (Certified Copy)

Note: These are materials prescribed by Article 182(2)(iv) of the Ordinance for Enforcement of the Companies Act.

Sankyo-Tateyama Holdings, Inc.

Business Report

(June 1, 2011 to May 31, 2012)

I.	Current State of the Company

1.	Progress and Results of Business

(1)	Business Status

In the fiscal year under review, the effects on the Japanese economy of factors such as demand arising from recovery and reconstruction associated with the Great East Japan Earthquake and supplementary budgets by the Japanese government gave a glimpse of recovery centering on domestic demand, but factors including the European debt crisis, long-running appreciation of the yen, and power supply issues mean that the future still remains uncertain.

In the construction market, although there were trends for delaying the start of construction and extension of construction periods due to the impact of the earthquake, a degree of recovery was observed due to the effect of government measures assisting housing purchasers, such as the reintroduction of the eco-point system for housing.

Under these circumstances, in the fiscal year ended May 31, 2012—which was the final year of the group’s three year management plan which had “getting on a profitable growth track through recovery of the building materials business and structural reform” as its basic policy—the Company has promoted reform measures to create a stable revenue base and undertaken strategic initiatives for growth, including the expansion of renovation and reform business and overseas business.

As a result, the Company recorded a growth in revenue, with net sales of 185,258 million yen (a 2.3% increase compared to the previous fiscal year).  In terms of profits, operating income was 4,511 million yen (an increase of 14% compared to the previous fiscal year), ordinary income was 3,320 million yen (a decrease of 1.6% compared to the previous fiscal year), and net income increased to 1,725 million yen (an increase of 3,847 million yen compared to the previous fiscal year).

Results by Segment

Building Materials Business

For the building materials business, in addition to improving management of select orders and gross profit aiming for revenue improvement, the Company has responded to demand for condominiums by promoting sales through proposals addressing customer needs and issues, and introduced environmental products into the market such as “ARM-S@NAV - Arms natural ventilation systems” featuring natural ventilation mechanisms.  In the STER business in the remodeling and environmental fields, the Company has been promoting the strengthening of its capabilities for creating proposals addressing environmental issues, and has been pouring efforts in the remodeling of buildings such as condominiums and schools, focusing on environmental reform by means such as the use of the Company's NAV series natural ventilation systems.

Consequently the Company recorded net sales of 58,960 million yen (a decrease of 1.3% compared to the previous fiscal year).  In terms of profits, the Company recorded operating losses of 1,428 million yen (an increase of 739 million yen compared to the previous fiscal year) despite undertaking initiatives to improve revenue.

In overseas markets, the Company began to develop sales through joint investment in a sales company together with Ta Tung Aluminum Co., Ltd. with which the Company has a business alliance in Taiwan.

Housing Business

In the housing business, together with supporting routes in order to strengthen its sales network, the Company undertook an initiative to promote the revitalization of member stores of its “Isshintasuke” reform network.  The Company also took advantage of demand arising from the reintroduction of government stimulus measures for reconstruction support and eco-point system for housing, and expanded its product lineup through the introduction of products including the Laforce series of front doors featuring inward opening windows to take advantage of natural airflows, and sliding doors for building renovations featuring double glazing.  In the exterior business, the Company has been carrying out initiatives to strengthen its sales network, such as measures to enhance support for dealers, and has focused efforts on expanding sales of value added products such as “M.Growrior” in its Muterior range which can grow to fit the customer’s lifestyle, and Solarstar carports fitted with solar panels.

Consequently, net sales were 122,500 million yen (an increase of 4.9% compared to the previous fiscal year) and operating income was 6,133 million yen (an increase of 2.2% compared to the previous fiscal year).

Changes in net sales by segment
		66th Fiscal Year		67th Fiscal Year		Compared to the Previous Fiscal Year
		(June 1, 2010 to May 31, 2011)		(June 1, 2011 to May 31, 2012)		Increase (Decrease)
			Composition Ratio		Composition Ratio		Increase (Decrease)%
Building materials business	Net sales Operating income	(Millions of yen) 59,717 (2,167)	％ 33.0 ―	(Millions of yen) 58,960 (1,428)	％ 31.8 ―	(Millions of yen) (756) 739	％ (1.3) ―
Housing business	Net Sales Operating income	116,768 6,001	64.5 151.7	122,500 6,133	66.1 136.0	5,732 133	4.9 2.2
Sub-total	Net Sales Operating income	176,484 3,834	97.5 96.9	181,460 4,705	98.0 104.3	4,975 871	2.8 22.7

		66th Fiscal Year		67th Fiscal Year		Compared to the Previous Fiscal Year
		(June 1, 2010 to May 31, 2011)		(June 1, 2011 to May 31, 2012)		Increase (Decrease)
			Composition Ratio		Composition Ratio		Increase (Decrease)%
Other	Net sales Operating income	4,524 122	2.5 3.1	3,797 (194)	2.0 ―	(726) (316)	(16.1) ―
Total	Net sales Operating income	181,008 3,955	100.0 100.0	185,258 4,511	100.0 100.0	4,249 555	2.3 14.0
(Note)	Figures in parentheses indicate a decrease compared to the previous fiscal year.

(2)	Capital Investment

The Company implemented a total of 2,110 million yen of capital investment during the fiscal year under review, the bulk of which was used for the streamlining of production facilities, and investment in product development.

(3)	Financing

The Company obtained a long-term loan of 6,000 million yen from Sankyo-Tateyama Holdings, Inc. to raise funds required during the fiscal year under review.  There was no capital raising through additional equity issuance or issuance of bonds.

2.	Company Finances and Income (Loss)

Classification		64th Fiscal Year (June 1, 2008 to May 31, 2009)	65th Fiscal Year (June 1, 2009 to May 31 2010)	66th Fiscal Year (June 1, 2010 to May 31 2011)	67th Fiscal Year (June 1, 2011 to May 31 2012)
Net sales	(Millions of yen)	200,981	184,066	181,008	185,258
Operating income	(Millions of yen)	(5,965)	2,564	3,955	4,511
Ordinary income	(Millions of yen)	(7,035)	1,102	3,374	3,320
Net income	(Millions of yen)	(15,710)	150	(2,122)	1,725
Net income per share		(57.47 yen)	0.55 yen	(7.76) yen	54.67 yen
Net assets	(Millions of yen)	41,221	41,669	40,412	42,777
Total assets	(Millions of yen)	176,631	168,630	150,765	151,116
(Notes)
(1)	Figures in parentheses indicate losses.
(2)
The Company conducted a reverse stock split on May 31, 2012 resulting in the total number of issued and outstanding shares becoming 31,554,629 shares of stock (prior to the reverse stock split: 273,357,579 shares of stock).  The net profit per share for the fiscal year under review was calculated based on the total number of issued and outstanding shares after the reverse stock split.

3.	Challenges Facing the Company

Outlook
The economic environment surrounding the Group continues to be uncertain due to factors including recessions overseas due to factors such as the European debt crisis, as well as the appreciation of the yen and concerns regarding restrictions on manufacturing activities due to power shortages.  In the construction market, however, the increasing momentum in recovery and reconstruction activities after the Great East Japan Earthquake and the ongoing effects of government measures mean that the economy is expected to grow slightly, and the 2012 outlook for the market is 45,310.0 billion yen construction investment (an increase of 7.9% compared to the previous fiscal year) and 850,000 new housings expected.

Under these economic conditions, operating companies held by Sankyo-Tateyama Holdings, Inc.—the Company, Sankyo Material, Inc., and Tateyama Advance Co., Ltd.—merged as of June 1, 2012, forming Sankyo Tateyama, Inc., in order to realize the Group’s future growth strategy “Long-term VISION-2020” announced in July 2011.  A merger between the Company and Sankyo-Tateyama Holdings, Inc. with the Company as the surviving company is also scheduled for December 1, 2012.  This group reorganization aims to bring together the Group’s collective strengths, expand the scope of its business with international business expansion and environmental technologies as the driving force, increase the liquidity of financial assets currently held by the Group, and enable more flexible responses, while making the most of the abilities developed by each group company to successfully perform their respective businesses, as well as to further promote the streamlining and enhancement of management.

The Group will also formulate a new three year medium-term plan with “further growth and the creation of new value” as the basic policy.  The Group is in the process of implementing measures and making investments in order to achieve its goals, and is promoting the creation of an efficient system for handling personnel and fiscal aspects.

(i)	Building materials business

The Company is planning for the expansion of growth fields through service from the perspective of customers and technical strength.  The Company will undertake initiatives to improve the introduction of remodeling and reform products utilizing environmentally friendly technologies and enhance its sales structure in order to develop new sales channels and expand the scope of business.  Together with this, the Company will also promote measures aiming to improve production efficiency, such as the consolidation of production bases and lines, in order to improve the revenue generating ability of its core businesses.

(ii)	Materials business

The Company will manage operations proactively in order to achieve growth of the Group through the development and enhancement of personnel and technical strength to take on “new fields and new markets.”  Sales and technical development will be integrated focusing on the fields of “the environment and energy,” which are growth markets, and the Company will undertake initiatives for making proposals for customers and pioneering technology.

(iii)	Commercial facilities business
The Company will solidify its position in the industry as a company specializing in commercial facilities related business, and work to cultivate the further potential of existing fields.  The Company will also undertake initiatives to expand sales in new areas by upgrading its interiors business and adding product categories.

(iv)	International expansion initiatives
The Company will undertake a firm establishment of local manufacturing and sales structures overseas, with its main focus on Asia, and aim for market volume that will ensure long-term growth.  The Company will also continue to improve and promote the purchase of overseas parts and components.

(v)	Environmental technology initiatives

By integrating technical resources spread across its business domains, the Company plans to enhance its environmental technology initiatives, and “revitalize business activities” and “improve the competitiveness of its core businesses.”

The entire Group maintains an awareness of the origins of its business—the spirit of collaborative business with “customers, the community, and employees” working together for their mutual benefit—and the Group continues to aim to improve its corporate value by developing business activities that satisfy and delight the customer.

II.	Matters Relating to the Company’s Status

1.	Main Business Content

Business Segment	Main Products
Buildings
Sashes, doors, curtain walls, sashes for low-midrise buildings, natural ventilation systems, front sashes, remodeling materials, handrails, and interior/exterior finish materials, etc., for commercial buildings.

Housing	Sashes, front doors, sliding doors, window surrounds, interior materials, gateposts, gates, Fencing, carports, balconies, terraces, walkway shelters, etc., for residential buildings.

2.	Main Business Bases

Location
Headquarters	Takaoka City, Toyama
Branches	Branches in 21 prefectures, including Tokyo, Osaka, and Aichi.
Factories
Sagano Factory (Takaoka City, Toyama), Fukuoka Factory (Takaoka City, Toyama), Shinminato Factory (Imizu City, Toyama), Imizu Factory (Imizu City, Toyama), Fukumitsu Factory (Nanto City, Toyama), Fukuno Factory (Nanto City, Toyama), Himi Factory (Himi City, Toyama).

3.	Employees

Number of Employees	Compared to Previous Fiscal Year
4,658	(147)

(Note)	The number of employees includes interns (excluding personnel seconded outside the Company and including personnel seconded to the Company).

4.	Major Lenders (Millions of yen)

Lender	Outstanding Loan Amount
Sankyo-Tateyama Holdings, Inc.	27,853
Sumitomo Mitsui Trust Bank, Limited	3,000
The Hokuriku Bank, Ltd.	2,753
Mizuho Corporate Bank, Ltd.	2,470
Sumitomo Mitsui Banking Corporation	2,100
The Hokkoku Bank, Ltd.	1,700
The Bank of Yokohama, Ltd.	1,600

5.	Important Parent Companies and Subsidiaries

(1)	Relationship with Parent Company

Sankyo-Tateyama Holdings, Inc. is the Company’s parent company and it holds 100% of the Company’s 31,554,629 issued and outstanding shares.  There is a business relationship with Sankyo-Tateyama Holdings, Inc. including having common directors, the lending/borrowing of funds, loan of facilities and equipment, and secondment of employees.

(2)	Significant Subsidiaries

Company Name	Capital	The Company’s Voting Rights Ratio	Main Business Content
ST Logistics Service Co., Ltd.	300	100	Consigned freight forwarding business for sashes and other aluminum products, and logistics contracting.
Kyoritsu Alumi Co.,Ltd.	100	100	Manufacture of interior materials and other housing materials.
ST Metals K.K.	100	100	Manufacture of aluminum building materials and steel building materials.
Sankyo Kasei Co., Ltd.	100	100	Manufacture of resin building materials and components for building materials.
Sancreate Co., Ltd.	100	100	Manufacture of cast aluminum products.

(Note)	The voting rights ratio is the aggregate including voting rights held by the subsidiary.

6.	Other Important Matters Related to the Company’s Status

(1)	Significant Events

(i)
The Company, Sankyo Material, Inc., and Tateyama Advance Co., Ltd. entered into a merger agreement as of March 27, 2012 to the effect that they would merge as of June 1, 2012 with the Company as the surviving company.  The trade name of the surviving company also changed to Sankyo Tateyama, Inc. as of June 1, 2012.

(ii)
The Company’s 16 subsidiaries including Sankyo Tech Toyama K.K. and Sankyo Tech Hokkaido K.K. entered into a merger agreement as of April 9, 2012 to the effect they would merge as of July 1, 2012 with Sankyo Tech Toyama K.K. as the surviving company.  The trade name of the surviving company also changed to Sankyo Tech K.K. as of July 1, 2012.

(iii)
The Company plans to enter into a merger agreement as of July 31, 2012 to the effect that the Company will merge with its parent company Sankyo-Tateyama Holdings, Inc. as of December 1, 2012 with the Company as the surviving company.

III.	Officers

1.	Names of Directors and Auditors (as of May 31, 2012)

Position	Name	Area of Responsibility	Status of Area of Responsibility and Important Concurrent Positions
Chairman of the Board	Hitoshi Kawamura
Chairman of the Board and Representative Director of Sankyo-Tateyama Holdings, Inc.
Director of Sankyo Material, Inc.,
Chairman of Tulip-tv, Inc.
President of the Takaoka Chamber of Commerce and Industry

CEO and Representative Director	Masakazu Fujiki		CEO and Representative Director of Sankyo-Tateyama Holdings, Inc.
Vice President	Isao Shima	In charge of matters specially assigned by the CEO
Director	Takashi Nakano	Director in charge of operations Building materials business general manager
Director	Mitsugu Shoji	Director in charge of management	Managing Director of Sankyo-Tateyama Holdings, Inc.
Director	Takashi Hirao	Housing Business General Manager
Director	Yoshimasa Omori	Exterior Business General Manager
Full Time Corporate Auditor	Tatsuo Ohara
Full Time Corporate Auditor	Fumio Maki
Corporate Auditor	Tsutomu Fukagawa		Full-time Director of Sankyo-Tateyama Holdings, Inc.
Corporate Auditor	Kantaro Kadoki		Tax accountant Hokuriku Denwa Kouji Co., Ltd. Auditor

(Notes)
1.	Of the corporate auditors, Fumio Maki and Kantaro Kadoki are outside corporate auditors.
Changes to directors and corporate auditors this fiscal year were as follows.
(i)	Assumed office
The general meeting of shareholders held on July 26, 2011 elected Fumio Maki as Corporate Auditor, and he assumed office as of August 1, 2011.  The 66th annual general meeting of shareholders held on August 24, 2011 elected Kantaro Kadoki as Corporate Auditor, and he assumed office.
(ii)	Resigned
The terms of office of Yasuo Kurosaki and Shigeki Kiyozawa ended as of the conclusion of the 66th annual general meeting of shareholders held on August 24, 2011, and they resigned as corporate auditors.

Names and other details of directors and corporate auditors of Sankyo Tateyama, Inc. as of June 1, 2012
Position	Name	Area of Responsibility
CEO and Representative Director	Masakazu Fujiki
Executive Director	Shozo Kanbara	SankyoAlumi Company CEO
Managing Director	Makoto Okamoto	Manager of Overall Finance & Accounting Office & Manager of Information System
Managing Director	Mitsugu Shoji	General Manager, Internal Corporate Office Director and Managing Executive Officer, Sankyo Tateyama Aluminum Inc.
Managing Director	Hiroshi Yamada	Managing Director and Senior Manager of General Affairs & Human Resources Office
Director	Takashi Nakano	SankyoAlumi Company Senior Executive for Business
Director	Nobuaki Mimura	TateyamaAdvance-Company CEO
Director	Kiyotsugu Yamashita	SankyoMaterial-Company CEO
Full Time Corporate Auditor	Tsutomu Fukagawa
Full Time Corporate Auditor	Tatsuo Ohara
Full Time Corporate Auditor	Fumio Maki
Corporate Auditor	Kantaro Kadoki
Corporate Auditor	Jiro Araki

2.	Director and Auditor Compensation, etc.

Classification	Number of Directors/Auditors	Total Compensation, etc.
Directors	7	149	(million yen)
Corporate Auditors (of which, outside corporate auditors)	4 (2)	49 (20)
Total	11	199

(Notes)
1.
The maximum compensation for officers determined by the general meeting of shareholders is 25 million yen per month for directors and 6 million yen per month for corporate auditors.  The maximum compensation for officers revised at the general meeting of shareholders as of June 1, 2012 is 400 million yen per annum for directors and 130 million yen per annum for corporate auditors.

2.	There are no employees concurrently serving as directors.

3.	Outside Officers

(1)	Important Concurrent Offices and Relationship with Company where Concurrent Office is Held

Fumio Maki, Corporate Auditor, does not hold concurrent offices.  Kantaro Kadoki, Corporate Auditor, is a tax accountant, and concurrently serves as outside auditor at Hokuriku Denwa Kouji Co., Ltd.  There is no special interest relationship between Hokuriku Denwa Kouji Co., Ltd. and the Company.

(2)	Main Activities for the Fiscal Year Under Review

Classification	Name	Main Activities
Corporate Auditor	Fumio Maki
Attended 17 of 18 meetings of the board of directors and 13 of 13 meetings of the Board of Corporate Auditors held in the fiscal year under review.  Mainly spoke and stated his opinion from the perspective of his many years of experience in the finance industry and knowledge developed serving as director at other companies.

Corporate Auditor	Kantaro Kadoki
Attended 16 of 18 meetings of the board of directors and 12 of 12 meetings of the Board of Corporate Auditors held during the fiscal year under review.  He mainly spoke and stated his opinion from the perspective of his many years of experience as a tax accountant.

(Note)	The number of times meetings of the Board of Directors was held does not include votes in writing.

(3)	Outline of the Content of Agreements Limiting Liability

As of June 1, 2012, the Company entered into agreements with Maki Fumio, Corporate Auditor, and Kantaro Kadoki, Corporate Auditor, pursuant to Article 427(1) of the Companies Act and the Articles of Incorporation limiting their liability for damages under Article 423(1) of the Companies Act to the minimum amount provided in Article 425(1) of the Companies Act if they have performed their duties in good faith and without gross negligence.

IV.	Independent Auditor

1.	Name of Independent Auditor
KPMG AZSA LLC

2.	Amount of Compensation, etc. Paid to the Independent Auditor for the Fiscal Year Under Review

Amount Paid
Amount of Compensation, etc. the Company is to pay to the Independent Auditor	32 million yen

3.	Details of Non-audit Services
Not applicable.

4.	Policy for Determining Dismissal or Non-reappointment of the Independent Auditor
If it is found that the Independent Auditor falls under any of the events set forth in each item of Article 340(1) of the Companies Act, the Board of Corporate Auditors will dismiss the Independent Auditor based on the consent of all corporate auditors.
If the Board of Directors determines that the Independent Auditor is unable to perform its duties properly, or otherwise determines it to be necessary, upon obtaining the consent of the Board of Corporate Auditors or based on a request from the Board of Corporate Auditors, the Board of Directors will submit a proposal for the dismissal or not-reappointment of the Independent Auditor to the general meeting of shareholders.

5.	Outline of the Content of Agreement Limiting Liability
The Company and the Independent Auditor, KPMG AZSA LLC, have not entered into an agreement under Article 427(1) of the Companies Act.

V.	Shares and Share Options (as of May 31, 2012)

1.	Number of shares of stock

Total number of authorized shares	391,712,588
Total number of issued and outstanding shares	31,554,629
(of which, treasury shares)	0

(Notes)
(i)	As of May 31, 2012, the total number of issued and outstanding shares changed from 273,357,759 to 31,554,629 due to a reverse stock split.
(ii)	As of June 1, 2012, a resolution to amend the Articles of Incorporation was passed to change the total number of issued and outstanding shares from 391,712,588 to 150,000,000.
(iii)	As of June 1, 2012, a share unit system under which 100 shares constitute one unit of common stock and each class of preferred shares, respectively, was introduced.

2.	Number of Shareholders 1

3.	Major Shareholder

Shareholder Name	Number of Shares Held	Shareholding Ratio
	(thousands of shares)%
Sankyo-Tateyama Holdings, Inc.	31,554	100

4.	Other Important Matters Related to Shares
Not applicable.

5.	Share Options, etc.
Not applicable.

VI.	Systems to Ensure the Suitability of Operations
The Company has established the “Master Policy Regarding Internal Control Systems” as follows.

The Company will regularly check the implementation status of the internal control systems under this master policy and take necessary measures to improve them.  Furthermore, the Company will revise this master policy in response to factors such as changes to the financial environment, and endeavor to implement effective internal control systems.

(Note) The “Master Policy Regarding Internal Control Systems” was amended as of March 15, 2011.

1.	System for Ensuring that the Execution of Duties by Directors Accords with Law and the Articles of Incorporation

(1)
The Company’s master management policy is to develop while building trust with shareholders, customers, other stakeholders, and society, in accordance with the Group's management philosophy of "Creating new value based on collaborative business with customers, the community, and employees, and serving to realize a good living through providing customers with delight and satisfaction.”  Therefore, complying with laws and the Articles of Incorporation as a matter of course, as well as societal norms, and taking responsible action with a strong sense of ethics, are positioned as one of the important challenges for management of the Company.

(2)
In order to overcome the challenge stated above in (1), the Company will follow the Group’s master compliance promotion policy which is the base of the compliance system, as well as the Compliance Regulations and Compliance Action Standards, and aim for directors to express those rules and have them absorbed by all officers and employees of the Company and its subsidiaries.

(3)
Directors perform their audit duty with respect to whether other directors are performing their duties efficiently and appropriately in terms of legal and other compliance through deliberation by the Board of Directors.

(4)
Directors endeavor to implement internal control systems and gain an understanding of issues within their respective areas of responsibility, and regularly report the implementation status thereof to the Board of Directors.

(5)
The Group takes a firm stance against antisocial forces, expressly states in the “Compliance Action Standards” that it will absolutely refuse any involvement therewith, and ensures that it responds with resolve based on such action standards.  Furthermore, the Group will select personnel to be in charge of preventing improper demands and will implement a group-wide system.

2.	System for Ensuring the Retention and Management of Information Regarding the Execution of Duties by Directors

(1)
The minutes and decisions of meetings held or attended by directors to make important decisions, internal management approval documents approved by directors, and other information regarding the execution of directors’ duties, shall be documented and retained.

(2)
Important documents such as the minutes and management approval documents stated above at (1) shall be appropriately retained and managed pursuant to the document management regulations and other internal rules, in accordance with the media on which it is recorded.

(3)	Important documents related to the execution of directors’ duties shall be managed in a state such that directors and corporate auditors can inspect them at any time.

3.	Regulations Regarding Management of the Risk of Loss, and Other Systems

(1)
The Company shall understand and evaluate the risks concerning the execution of business of the Company and its subsidiaries, and implement an appropriate management system such as appointing a person to be in charge of individual risks.  Furthermore, the Board of Directors and other bodies shall deliberate sufficiently on matters where material risks can be envisaged, and determine policies.

(2)
With respect to day-to-day risks, respective management divisions shall undertake tasks such as formulating regulations, conducting training, and preparing and distributing manuals, as well as endeavoring to prevent such risks by means such as implementing a system of checks within the division.

(3)
With respect to unforeseen risks, a unified risk management system based on risk management regulations and the corresponding operating manuals has been implemented to handle everything from prevention through to response to risks as they occur.

4.	System to Ensure Efficiency in the Execution of Duties by Directors

(1)	The Company has introduced an executive officer system with the aim of clarifying responsibility for the execution of business and increasing the speed of decision making.
(2)
The Company has implemented a system so that when the Board of Directors makes important decisions, potential risks are made clear and that efficient and sufficient discussions taking any such risks into account are ensured.  Furthermore, in principle, meetings of the Board of Directors are held once per month, and extraordinary meetings are held as necessary.

(3)
With regard to the execution of business based on decisions by the Board of Directors, internal regulations set forth the details of the respective persons responsible, their responsibilities, and execution procedures.

(4)	The Company prepares a management plan and profit plan, acts based on these plans, and regularly manages business performance.

5.	System for Ensuring that the Execution of Duties by Employees Accords with the Law and the Articles of Incorporation

(1)
The CEO of the Company promotes the implementation, maintenance, and improvement, of the compliance systems of the Company and its subsidiaries, based on the resolutions of the STHDG Compliance Committee comprised of all directors of the Company as committee members and the compliance regulations, and also aims to implement and maintain such systems.

(2)	The Company aims for prevention and early detection of fraud and compliance breaches at the Company mainly through a response system with the STHDG Compliance Committee.
(3)	The Company has an internal audit department as an internal audit division directly under the CEO, and the department carries out internal audits based on the internal audit regulations.

6.	System for Ensuring Proper Operations in a Corporate Group Comprising a Stock Company, and its Parent Company and Subsidiaries

(1)
The Company complies with the group activity policy prescribed by its parent company, Sankyo-Tateyama Holdings, Inc., and receives management control and direction therefrom such as making necessary reports such as reports on results of operations, in accordance with the group operations management agreement entered into with its parent company and the parent company's related company management regulations.

(2)
The Company sets standards related to internal control systems to be implemented by the Company's subsidiaries belonging to the Group, and carries out necessary and appropriate instruction so that the Company's subsidiaries implement appropriate internal management systems.

(3)
Transactions between the Company and group companies are carried out appropriately in terms of legal and other compliance, and the Company has implemented a system for reporting and handling improper demands by its parent company or other companies.

(4)
The Company has set forth related company management regulations, and manages performance of subsidiaries based on management plans and profit plans, and carries out necessary operations management such as implementing a system for approval by and reporting to the Company.

(5)	The Company’s internal audit division has regular meetings with the internal audit divisions of the parent company and major group companies, and works to share audit policies and audit information.
(6)
In order to ensure the reliability of financial reporting, the Company has implemented an internal control system for financial reporting, regularly evaluates the implementation and operation status of the system, and strives to maintain and improve it.

7.	Employees Tasked to Assist Corporate Auditors at the Request of Corporate Auditors, and the Independence of Such Employees from the Board of Directors

(1)	The Company places employees in the audit section to assist corporate auditors with their duties when corporate auditors request employees to assist corporate auditors.
(2)	Employees belonging to the audit section perform their duties at the direction of corporate auditors, and do not perform those duties concurrently with other duties.
(3)	Personnel transfers and evaluations, etc. of employees who belong to the audit section are carried out with the consent of corporate auditors.

8.
System for Directors and Employees to Report to the Board of Corporate Auditors or Corporate Auditors, Other Systems for Reporting to Corporate Auditors, and System for Ensuring that Audits by the Board of Corporate Auditors or Corporate Auditors are effective

(1)	Directors and employees report material matters regarding management to the corporate auditors, and make necessary reports as requested by corporate auditors as prescribed by the corporate auditors.
(2)
If requested by corporate auditors, corporate auditors may attend necessary meetings.  To ensure this, corporate auditors are sent notification of such meetings the corporate auditors have requested to attend.  Furthermore, it has been arranged that internal management approval documents are circulated to corporate auditors.

(3)	Anyone knowing of a breach of law or the Articles of Incorporation through the direct reporting desk or other means shall report it to the corporate auditors.
(4)	The Representative Director regularly meets with the corporate auditors to exchange opinions, and the internal audit section reports the results of internal audits to the Representative Director.

(Notes)
1.
With regard to “4. System to Ensure Efficiency in the Execution of Duties by Directors,” the Company introduced a business officer system as of June 1, 2012, in addition to its executive officer system.

2.
“internal audit section” in “5. System for Ensuring that the Execution of Duties by Employees Accords with the Law and the Articles of Incorporation” changed its name to the “Internal Audit Department” as of June 1, 2012.

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(Note)	The amounts of money and numbers of shares listed in this Business Report have been rounded down to their respective whole units, and ratios are rounded off.

Balance Sheet
(as of May 31, 2012)
(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Total current assets	72,844	Total current liabilities	79,395
Cash and deposits	12,188	Notes payable	10,898
Notes receivable	17,045	Accounts payable	21,124
Accounts receivable	27,631	Short-term debt	20,980
Goods and products	3,808	Long-term debt payable within one year	7,744
Work-in-progress	10,861	Other payables	9,790
Materials and supplies	1,326	Accrued expenses	3,029
Advance payments	182	Income taxes payable	283
Short-term loans for affiliates	737	Consumption tax payable, etc	244
Accounts receivable	1,560	Cash in advance	3,076
Other current assets	1,215	Deposits held	1,964
Allowance for doubtful accounts	(3,713)	Facility-related notes payable	113
Non-current assets	78,272	Allowance for loss on construction contracts	44
Tangible fixed assets	65,971	Other current liabilities	101
Buildings	19,112	Non-current liabilities	28,943
Structures	1,036	Long-term debt	16,470
Machinery and equipment	6,311	Long-term accounts payable	191
Vehicles and materials handling equipment	10	Deferred tax liabilities for land revaluation	5,249
Tools, appliances and fixtures	1,205	Deferred tax liabilities	157
Land	38,181	Allowance for repairs	2,754
Lease assets	35	Allowance for employees’ retirement benefits	3,358
Construction in progress	77	Asset retirement obligations	367
Intangible assets	585	Other non-current liabilities	395
Leasehold rights	57	Total liabilities	108,339
Software	505	(Net assets)
Other intangible assets	21	Shareholders’ equity	41,175
Investments and other assets	11,715	Common stock	15,000
Investment securities	4,130	Additional paid-in capital	24,980
Affiliate shares	5,551	Capital reserve	11,581
Equity interests	27	Other additional paid-in capital	13,399
Long-term loans	23	Retained earnings	1,194
Long-term loans for affiliates	998	Other retained earnings	1,194
Long-term loans for employees	74	Retained earnings brought forward	1,194
Receivables under bankruptcy	2,042	Differences arising from valuation and translation, etc.	1,601
Long-term prepaid expenses	68	Other valuation difference on securities	151
Lease deposits	872	Revaluation difference of land	1,450
Other investments and assets	927
Allowance for doubtful accounts	(3,002)

		Total net assets	42,777
Total assets	151,116	Total liabilities and net assets	151,116

Statement of Income/Loss
(June 1, 2011 to May 31, 2012)
(Millions of yen)
Item	Amount
Net sales		185,258
Cost of sales		142,471
Gross profit		42,786
Selling, general and administrative expenses		38,274
Operating income		4,511
Non-operating income
Interest income	23
Interest on loans	33
Interest from securities	240
Insurance dividend and other income	110
Other non-operating income	964	1,372
Non-operating expenses
Interest expense	1,216
Sales rebate	535
Other non-operating expenses	811	2,563
Ordinary income		3,320
Extraordinary gains
Gain on sales of fixed assets	26
Gain on sales of investment securities	22
Gain on sales of investments	30	79
Extraordinary losses
Loss on retirement of non-current assets	203
Loss on disposal of non-current assets	14
Investment securities valuation loss	189
Loss on devaluation of shares of affiliates	234
Impairment losses	989
Other extraordinary loss	5	1,637
Income before income taxes		1,762
Corporate income tax, inhabitants tax and enterprise taxes	152
Deferred income taxes	(114)	37
Net income		1,725

Statements of Changes in Shareholders’ Equity
(June 1, 2011 to May 31, 2012)
(Millions of yen)
	Shareholders’ equity
	Common stock	Additional paid-in capital			Retained earnings	Total shareholders’ equity
		Capital reserve	Other additional paid-in capital	Total additional paid-in capital	Other retained earnings
					Retained earnings brought forward
Balance as of June 1, 2011	28,399	22,212	2,000	24,212	(12,631)	39,980
Changes in items during the year
Capital decrease	(13,399)		13,399	13,399		―
Transfer from reserve to paid-in-capital		(10,631)	10,631	―		―
Compensation for accumulated deficit			(12,631)	(12,631)	12,631	―
Net income					1,725	1,725
Reversal of revaluation difference of land					(530)	(530)
Changes during the year in items other than shareholders’ equity (net)
Total changes in items during the year	(13,399)	(10,631)	11,399	767	13,826	1,194
Balance as of May 31, 2012	15,000	11,581	13,399	24,980	1,194	41,175

	Differences arising from valuation and translation adjustments			Total net assets
	Valuation difference on securities	Revaluation difference of land	Total differences arising from valuation and translation adjustments
Balance as of June 1, 2011	270	161	431	40,412
Changes in items during the year
Capital decrease				―
Transfer from reserve to paid-in-capital				―
Compensation for accumulated deficit				―
Net income				1,725
Reversal of revaluation difference of land				(530)
Changes during the year in items other than shareholders’ equity (net)	(118)	1,288	1,170	1,170
Total changes in items during the year	(118)	1,288	1,170	2,364
Balance as of May 31, 2012	151	1,450	1,601	42,777

Notes to the Financial Statements
1.  Notes to matters concerning significant accounting policies

(1)	Valuation standards and methods for securities
①Subsidiary and affiliate shares	Stated at cost, using the moving average method.
②Securities
-With fair values
Stated at fair value based on the average of the market price for the one month period up to and including the fiscal year-end date.
(All unrealized gains and losses are treated as a component of net assets, with the cost of securities sold calculated according to the moving average method.)

-Without fair values	Stated at cost, using the moving average method.

(2)	Valuation standards and methods for inventories
Inventories that are held for the purpose of ordinary sale
With respect to the valuation standards, inventories are stated at cost (the book value is reduced based on their decrease in expected recoverability).
With respect to the valuation methods, inventories are valued using the moving average method.

(3)	Method of depreciation of fixed assets
①	Tangible fixed assets (excluding lease assets)
The declining balance method is used (however the straight-line method is used for buildings (excluding accompanying facilities) acquired after April 1, 1998).
Primary useful lives are as follows:
Buildings	8 - 50 years
Structures	7 - 35 years
Machinery and equipment	4 - 13 years
Vehicles and materials handling equipment:	7 years
Tools, appliances and fixtures:	2 - 15 years

②	Intangible assets (excluding lease assets)
The straight-line method is used.
For software (for internal use), the straight-line method is based on the length of time it can be used by the Company (5 years).

③	Lease assets
i)	Assets used in ownership-transfer finance lease transactions
The depreciation method applied to non-current assets owned by the Company is used.
ii)	Assets used in non-title-transfer finance lease transactions
The straight-line method is used where a lease term is considered to be a useful life and the salvage value is estimated to be zero.
For non-title-transfer finance lease transactions that commenced on or before May 31, 2008, accounting for operating lease continues to apply.

(4)	Accounting standards for significant reserves
① Allowance for doubtful accounts
To provide for losses from doubtful receivables, the amount expected to be uncollectible is calculated based on the default rate for the receivables, and by individually considering the recoverability of specific receivable at risk of default.

② Allowance for retirement benefits
To provide for retirement benefits to employees, the amount deemed as arising at the balance sheet date is recorded based on the expected amounts of employee retirement benefit obligations and the pension assets as at the end of the year under review.
Differences arising from the initial application of the standard are treated as an expense using the straight-line method over a period of 15 years.  Actuarial differences are expensed from the following accounting period using the straight-line method over a defined period (10 years) not exceeding the average remaining years of employee service in the year in which the liabilities arise.
Past service liabilities are treated as an expense, using the straight-line method using average remaining years of employee service (10 years).

③ Allowance for loss on construction contracts
To provide for future losses on construction contracts, the amount of expected loss is recorded in relation to construction in progress that is expected to cause a loss at the end of the year under review and with respect to which such loss amount can be reasonably estimated.

④ Allowance for repairs
To provide for the expense of product modifications that is expected to arise in the future in connection with future changes in fire-prevention equipment (fire-prevention trapdoor) specifications delivered in the past which may become obsolete with the change in specifications approved by the relevant regulations

(5)	Accounting standards for significant income and expense
Accounting standards for construction of completion and cost of construction
For construction contracts, of which progress of construction may be objectively measured are accounted for using the percentage-of-completion method (using the cost-to-cost method).  The completed contract method is used for the remaining construction contracts.
(6)	Significant hedge accounting methods
①	Hedge accounting method
Hedge accounting is applied to interest rate swaps.  Special accounting treatment is used for interest rate swaps meeting the requirements for this treatment.
②	Hedging mechanisms and hedged items
(Relating to interest rate)
Hedging mechanisms ---- Interest rate swaps
Hedged items --- Interest rate on borrowings
③	Hedging policy
Hedge accounting is carried out to mitigate interest rate volatility risk in the future.
④	Method of evaluating the effectiveness of hedges
Hedge effectiveness testing is not applied to interest rate swaps meeting the requirements for special treatment based on the accounting standards concerning financial instruments.
(7)	Other significant matters in the preparation of the financial statements
With respect to consumption tax and local consumption tax, the net of tax method is applied.
(8)	Notes to changes in accounting methods
Adoption of the Accounting Standard for Earnings Per Share
Effective in the fiscal year under review, the Company adopted “Accounting Standard for Earnings Per Share” (ASBJ Statement No. 2 of June 30, 2010), “Guidance on Accounting Standard for Earnings Per Share” (ASBJ Guidance No. 4 of June 30, 2010) and “Practical Solution on Accounting for Earnings Per Share” (PITF No. 9 of June 30, 2010).

(9)	New accounting standard, etc.
“Accounting Standards Concerning Retirement Benefit” (ASBJ Statement No. 26 of May 17, 2012) and “Guidance on Accounting Standards Concerning Retirement Benefit” (ASBJ Guidance No. 25 of May 17, 2012)
①	Overview
With respect to the attribution method for projected retirement benefits, it became possible to apply a benefit formula in addition to service period and the calculation method of discount rates was also revised.
②	Expected effective date
The revision to the attribution method for projected retirement benefits will take effect from the beginning of the fiscal year ending May 31, 2015.  In addition, since transitional measures are provided for such accounting standards, such revision will not be applied to the financial statements for the past years on a retrospective basis.
③	Impact of the application of such accounting standards
The application of “Accounting Standards Concerning Retirement Benefit” is expected to have a material impact on the financial statements of the Company.  The Company is currently assessing the impact of applying this accounting standard.
(10)	Additional information
Of the accounting changes and error corrections that took effect from the current fiscal year, “Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Statement No. 24 of December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24 of December 4, 2009)” have been applied.

2.  Notes to the Balance Sheet

(1)	Pledged assets and secured obligations
①	Pledged assets
Building	12,100	million yen
Machinery and equipment	4,985	million yen
Land	23,058	million yen
Shares	445	million yen

Pledged assets include those given as security for the debt of the parent company.
②	Obligations secured by a security right
Company
Short-term debt	55 million yen
Parent company
Long-term debt payable within one year	12,581 million yen
Long-term debt	19,869 million yen

(2) Accumulated depreciation of tangible fixed assets	162,633 million yen
(3) Debt guarantee	37,860 million yen
The Company has provided debt guarantee to its affiliates and employees for their borrowings from financial institutions (including 18 million yen from joint and several guarantee).
(4)	Monetary obligations/claims with respect to affiliates
Short-term monetary claims	11,834 million yen
Short-term monetary obligations	31,189 million yen
Long-term monetary obligations	13,516 million yen
(5)
The Company has revalued land for commercial use pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998) and has recorded the revaluation difference of land (including items relating to the acceptance of merger) in the net assets.

Revaluation method
The revaluation is mainly calculated based on appraisals made by real estate appraisers as prescribed by Article 2, Item 5 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998), and partly, it is calculated based on the tax assessed value (frontage price), with reasonable adjustments, as prescribed by Item 4 of the same order.
Date of the revaluation	May 31, 2001
Difference between the fair value and the book value (after recognizing the revaluation and impairment loss) of revalued land for commercial use as at the end of the fiscal year under review	6,842 million yen
(6)	Work-in-progress relating to construction contracts that is expected to lead to losses has been set off by the corresponding allowance for loss on construction contracts of 38 million yen.

3.  Notes to the Statement of Income/Loss

(1)	Amount of reduction of the book value based on the decrease in profitability in relation to inventories that are held for the purpose of ordinary sale
Cost of sales	6 million yen
(2) Provision for allowance for loss on construction contracts that is included in net sales	23 million yen
(3)	Amount of operation related/non-operation related transactions with affiliates
Amount of operation related transactions with affiliates	74,191 million yen
Amount of non-operation related transactions with affiliates	17,505 million yen
(4)	Matters concerning impairment loss
The Company recognized impairment loss for the following asset groups:
(Millions of yen)
No.	Location	Item	Use	Impairment loss
1	Takaoka, Toyama	Land	Idle assets	212
		Building		485
		Structures		19
		Machinery and equipment		2
		Tools, appliances and fixtures		0
2	Moriguchi, Osaka	Land	Idle assets	45
		Building		116
		Structures		1
		Tools, appliances and fixtures		0
3	Toyama, Toyama	Land	Idle asset	63
4	Chiba, Chiba	Land	Idle asset	25
5	Kamiina-gun, Nagano	Land	Idle asset	12
6	Kushiro-gun, Hokkaido	Land	Idle asset	1
7	Ushiku, Ibaraki	Land	Idle asset	1
8	Himi, Toyama	Land	Idle asset	0
9	Nagano, Nagano	Land	Idle asset	0
Total				989
(Details)
Impairment loss was recognized for the above-stated idle assets because such assets is not expected to be used in the future and the current market value of land is lower than the acquisition cost.
(Method of grouping)
The assets are grouped on the basis of managerial accounting and investment decision-making purpose, and the idle assets that are not expected to be used in the future are grouped individually.  In addition, the impairment loss comprises of 602 million yen on building, 21 million yen on structures, 2 million yen on machinery and equipment, 0 yen on tools, appliances and fixtures, and 362 million yen on land.
(Method of calculation of recoverable amount, etc.)
The recoverable amount is calculated based on net realizable value, using the expected reasonable disposal cost or assessed value of non-current assets with reasonable adjustments.

4.  Notes to the Statements of Changes in Shareholders’ Equity

Number of outstanding shares as at the end of the fiscal year under review
Common shares     31,554,629 shares

5.  Notes to deferred tax accounting

(1)	Breakdown of principal reasons for deferred tax assets and deferred tax liabilities
(Deferred tax assets)	(Millions of yen)
Deficit carried forward	6,198
Allowance for doubtful accounts	2,057
Accounts payable and accrued expenses	1,836
Investment securities valuation loss	1,473
Allowance for employees’ retirement benefits and retirement bonuses for directors (long-term account payable)	1,247
Allowance for repairs	974
Non-current assets and impairment loss	863
Inventory valuation loss	755
Expense of repairs	334
Software	247
Lump-sum depreciable assets	239
Other deferred tax assets	595
Deferred tax assets subtotal	16,824
Valuation reserve	(16,824)
Total deferred tax assets	―

(Deferred tax liabilities)
Asset corresponding to asset retirement obligations	78
Valuation difference on available-for-sale securities	78
Total deferred tax liabilities	157

Deferred tax liabilities for land revaluation	5,249

(2)	The breakdown of major items that constituted the material difference between the effective statutory tax rate and the burden ratio of corporate tax, etc. after tax effect accounting
Effective statutory tax rate	40.44%
(Adjustment)
Entertainment expenses and other items not qualified for deductions	9.11%
Interest from securities and other items not qualified for deductions	(3.00%)
Revision of deferred tax liabilities due to change of tax rate	(0.64%)
Per capita amount	5.39%
Reversal of valuation reserve	(46.75%)
Other	(2.41%)
Effective tax rate	2.14%

(3)	Influence from changes in corporation tax rate, etc.
“Act for Partial Amendment of the Income Tax Act, etc. for the Purpose of Creating a Taxation System Responding to Changes in Socio-Economic Structures” (Act No. 114 of 2011) and “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction following the Great East Japan Earthquake” (Act No. 117 of 2011) were promulgated on December 2, 2011.  From the fiscal year beginning April 1, 2012, the corporate tax rate will be lowered and a special recovery tax will be implemented.  Accordingly, the effective statutory tax rate for the calculation of deferred tax assets, deferred tax liabilities and deferred tax liabilities for land revaluation will be lowered from 40.44% to 37.76% for temporary differences scheduled to be eliminated from the fiscal year beginning June 1, 2012 up to the fiscal year beginning from June 1, 2014, and to 35.38% for the fiscal years beginning June 1, 2015.  As a result of these changes in the tax rate, the deferred tax liabilities (deducting deferred tax assets) have decreased by 22 million yen and the deferred income taxes have decreased by 11 million yen.  Furthermore, the deferred tax liabilities for land revaluation have decreased by 757 million yen and the revaluation difference of land has increased by the same amount.

6.  Notes to tangible fixed assets used under lease contracts

In addition to the tangible fixed assets recorded in the balance sheet, the Company uses certain vehicles, machinery and equipment, etc. under non-title-transfer finance lease contracts.

7.  Notes to financial instruments

(1)	Matters concerning the status of financial instruments
①	Policies concerning the use of financial instruments
It is the policy of the Company to secure necessary funding (mainly by loans from the parent company) according to its investment and procurement plan.  Temporary surpluses are invested mainly in highly secured financial assets.  Derivative transactions are used only to avoid risk, and it is the Company’s policy not to engage in speculative transactions.
②	Description of financial instruments and their risks
Notes receivable and accounts receivable that represent the Company’s operating receivables are subject to customer credit risk until the day of settlement.
Investment securities consist mainly of shares in companies with which the Company has a business relationship or capital tie-up and each of these is subject to the risk of market price fluctuations.
The notes payable and accounts payable that represent the Company’s accounts payable, other payable, and factoring payable will come due within one year.  The short-term debt and long-term debt are used mainly to obtain funding needed for working capital and capital investment.  Some of these instruments carry a variable interest rate and are therefore subject to the risk of interest rate fluctuations.  However, this risk is partly hedged by using derivatives (interest rate swaps).
Derivative transactions are used to avoid interest rate fluctuation risk.  For information about hedge accounting, including hedging mechanisms, hedged items, hedging policies, and methods for evaluating the effectiveness of hedges, refer to “(6)Significant hedge accounting methods” under “1.  Notes to matters concerning significant accounting policies” as described above.
③	Risk management framework for financial instruments
i)	Management of credit risks (risks that arise from the non-performance of contractual obligations by the contracting parties)
The Company has managed the credit risks in relation to the operating receivables in accordance with respective internal claim management regulations or credit management regulations by due date and by balance for each counterparty.  The financial condition of the counterparty is monitored on a regular basis in order to detect early and reduce concerns about the recovery of such receivables due to a worsening financial or other conditions.
ii)	Management of market risks (risk of currency or interest rate fluctuations)
The Company uses interest rate swaps to hedge the risk that the interest paid on some borrowings will fluctuate.  With respect to investment securities, the Company regularly monitors the fair value and financial positions of the issuing entities (business partners) and continuously reviews the holding status in consideration of its relationships with such business partners.  With respect to derivative transactions, the Company manages the derivative transactions in accordance with its internal management rules that stipulate transaction authority and limits on transaction amounts.
iii)	Management of liquidity risks associated with financing (risk of not being able to fulfill payment obligations on time)
The Company manages the liquidity risks by revising a funding plan prepared by its treasury department based on reports from each of its departments or by other means.
④	Supplemental information concerning the fair value of financial instruments
Fair values of financial instruments include not only values based on market prices, but also reasonably calculated values where there is no market price.  Since variables are used in the calculation of these values, these values will vary if different assumptions are used.

(2)	Matters concerning fair value of financial instruments
The difference in amounts presented in the balance sheet as of May 31 and the fair values are presented below.  Items for which it is extremely difficult to identify a fair value are not included in the following table.  (Refer to Note 2) below.

(Millions of yen)
		Amount on the Balance Sheet	Fair Value	Difference
①	Cash and deposits	12,188	12,188	―
②	Notes receivable	17,045	17,045	―
③	Accounts receivable	27,631	27,631	―
④	Investment securities			―
	Securities	2,234	2,234	―
⑤	Long-term loans (*1)	1,662	1,729	66
Total assets		60,762	60,829	66
①	Notes payable	10,898	10,898	―
②	Accounts payable	21,124	21,124	―
③	Short-term debt	20,980	20,980	―
④	Other payables	9,790	9,790	―
⑤	Long-term debt (*2)	24,214	25,005	791
Total liabilities		87,007	87,799	791

(*1)	Long-term loans receivable within one year are included.
(*2)	Long-term debt payable within one year is included.
(Note 1)	Methods for calculating the fair value of financial instruments and matters concerning securities and derivative transactions

Assets
①	Cash and deposits, ② Notes receivable, and ③ Accounts receivable
These have short durations and are therefore stated at book value because book value approximates fair value.
④	Investment securities
Listed equity securities are stated at quoted market prices.
⑤	Long-term debt

The fair value of long-term debt is calculated based on the current value for each credit risk category established by specific periods of time for credit management purposes, by discounting the future cash flows related to the loans by the rate calculated based on Japanese government bond yields or other appropriate benchmarks plus the credit spread.

Liabilities
①	Notes payable, ② Accounts payable, ③ Short-term debt, and ④ Other payables
These have short durations and are therefore stated at book value because book value approximates fair value.
⑤	Long-term debt

For the long-term debt, the value is calculated by discounting the total principal and interest at the imputed interest rate for similar new borrowings.  Certain long-term debt that is subject to the special treatment for interest rate swaps, the principal and interest is treated as a unit with the relevant interest rate swaps, and the total amount is discounted using the imputed interest rate for similar new borrowings.  Furthermore, the long-term debt with a variable interest rate is stated at book value because book value is thought to approximate fair value since variable interest rate reflects market interest rates in the short term.

(Note 2)	Financial instruments for which it is extremely difficult to identify a fair value are not included in the following table

(Millions of yen)
Classification	Amount on the Balance Sheet
Unlisted equity securities	7,447
This item is not included in “④ Investment securities” above because there are no market prices for this item, and therefore it is extremely difficult to identify a fair value.

8.  Notes to rental properties

(1)	Matters concerning the status of rental properties
The Company has a building, land and idle assets for lease in Toyama Prefecture.
(2)	Matters concerning fair value of rental properties

(Millions of yen)
Amount on the Balance Sheet	Fair Value
18,143	15,897
(Note 1)	The amount presented in the balance sheets is the amount after deducting accumulated depreciation and accumulated impairment losses from acquisition cost.
(Note 2)	The fair value as at the end of the year under review is the amount that is determined by the Company based on “Real Estate Appraisal Standards” (including those adjusted by using indicators).

9.  Notes to related party transactions

(1)	Parent company and major corporate shareholders (Millions of yen)

Type	Company name	Ratio of shareholding	Relationship with the related parties	Transaction details	Transaction amount	Item	Balance at the end of period
Parent company	Sankyo- Tateyama Holdings, Inc.	Direct: 100%	Concurrent holding of positions by directors of the holding company	Borrowing of funds (Note 1)	6,325	Advance payments	118
						Short-term debt	7,480

				Payment of interest;	833	Long-term debt payable within one year	6,857
				Provision of a building, land and investment securities as collateral for bank loans for the parent company (Note 2)	32,450

						Long-term debt	13,515

				Debt guarantee of the parent company for the bank loans (Note 3)	37,375	―	―
Of the amounts in the above table, the transaction amounts do not include consumption tax and the year-end balance includes consumption tax,
Transaction terms and method for determining transaction terms
(Note 1)	With respect to the borrowing of funds, the borrowing rate is determined reasonably taking into account the market interest rate.
(Note 2)
With respect to the provision of a building, land and investment securities as collateral for bank loans for the parent company, the collateral secures the long-term debt and the Company does not receive payment of collateral charge.

(Note 3)
The Company guarantees debt of the parent company in relation to its bank loans together with Sankyo Tateyama Materials, Inc.  The transaction amounts represent the balance of the parent company’s borrowings that is guaranteed.  In addition, the Company does not receive compensation for guarantees or provision of collateral.

(2)	Subsidiaries and affiliates (Millions of yen)

Type	Company name	Ratio of share-holding (Owned)	Relationship with the related parties	Transaction details	Transaction amount	Item	Balance at the end of period
Subsidiary	Kashii K.K.	(Own)	Sales of the Company’s products	Purchase of raw materials (Note 1)	5,285	Other payables	1,299
		Direct: 49.2％				Accounts payable	455
		Indirect: 6.0％	Purchase of the Company’s materials

Of the amounts in the above table, the transaction amounts do not include consumption tax, etc. and the year-end balance includes consumption tax, etc.
Transaction terms and method for determining transaction terms
(Note 1)	With respect to the purchase of raw materials, prices are determined by negotiation for each fiscal year on the basis of aggregate cost of suppliers.

(3)	Fellow subsidiaries
Type	Company name	Ratio of share-holding (Owned)	Relationship with the related parties	Transaction details	Transaction amount (millions of yen)	Item	Balance at the end of period (millions of yen)
Subsidiary of the parent company	Sankyo Material, Inc.	None	Sales of the Company’s products	Purchase of raw materials (Note 1)	19,522	Accounts payable	7,117

			Purchase of the Company’s materials

Of the amounts in the above table, the transaction amounts do not include consumption tax and the year-end balance includes consumption tax
(Note 1)	With respect to the purchase of raw materials, prices are determined by negotiation for each fiscal year.

10.  Notes to per-share data

(1) Net assets per share	1,355.65
(2) Net income per share	54.67

The calculation basis of the net income per share is as follows:
Amount of net income	1,725 million yen
Amount attributable to common stock	－
Amount of net income relating to common stock	1,725 million yen
Average number of shares during this fiscal year (Note 1)	31,554,000 shares
(Note 1)
The Company carried out a reverse split of stocks to combine common stocks at a ratio of 8.663 shares to one share as of May 31, 2012.  Net assets per share and net income per share are calculated based on the assumption that the reverse split of stocks were executed at the beginning of the fiscal year ending May 31, 2012.

11.  Notes to retirement benefit accounting

(1)	Overview of adopted retirement benefit plan
The Company has a corporate pension fund plan as its defined-benefit plans.
(2)	Matters concerning retirement benefit obligations (Millions of yen)

① Retirement benefit obligations	(44,751)
② Pension assets	34,116
③ Unfunded retirement pension liability (① + ②)	(10,635)
④ Remaining transitional amount	1,349
⑤ Unrecognized actuarial differences	6,415
⑥ Unrecognized past service	(488)
⑦ Net amount of allowance for retirement benefit recognized in the balance sheet	(3,358)

(3)	Matters concerning retirement benefit cost

①Service cost	1,619
②Interest cost	907
③Expected return on plan assets	(698)
④Amortization of actuarial	1,134
⑤Amortization of transitional amount	444
⑥Amortization of past service cost	(178)
⑦Amount to be borne by a secondee company	(126)
⑧Retirement benefit cost	3,103

(4)	Matters concerning calculation basis of retirement benefit obligations, etc.

①Discount rate	2.0％
②Expected rate of return on plan assets	2.0％
③Periodic allocation	Straight-line method over the period
④Amortization period of past service cost	10 years
⑤Amortization period of actuarial gains or losses	10 years
⑥Amortization period of transitional amount	15 years

12.  Material subsequent events

(1)	Mergers among the Company, Sankyo Material, Inc. and Tateyama Advance Co., Ltd.
The Company merged with Sankyo Material, Inc. and Tateyama Advance Co., Ltd. as of June 1, 2012 under the merger agreement dated March 27, 2012, and changed its trade name to Sankyo Tateyama, Inc.
①	Overview of transactions
i)	Name and description of the business of the acquiring/acquired entities
- Acquiring entity
Name	Description of the business
Sankyo Tateyama Aluminum, Inc.
Development, manufacturing and sale of building materials for commercial and residential buildings and exterior building materials; manufacturing and sale of aluminum and other metal rolling processed products

- Acquired entity
Name	Description of the business
Sankyo Material, Inc.	Casting, extrusion, processing and sale of aluminum and magnesium
Tateyama Advance Co., Ltd.	Sale of commercial and general-purpose display fixtures, manufacture and sale of standard signs and other signage, shop equipment maintenance

ii)	Merger date
June 1, 2012
iii)	Legal form of the merger
An absorption-type merger, with the Company to act as the surviving company and Sankyo Material, Inc. and Tateyama Advance Co., Ltd. to be dissolved
iv)	Corporate name after the merger
Sankyo Tateyama, Inc.

v)	Other matters concerning overview of transactions
In December 2003, the Group established “Sankyo-Tateyama Holdings, Inc.” that is a holding company and the Company’s parent company in order to implement the integration of Sankyo Aluminum Industry Co., Ltd. and Tateyama Aluminum Industry Co., Ltd.  As a result of subsequent reorganization activities undertaken by the Group, Sankyo-Tateyama Holdings, Inc. now has a corporate structure consisting of three companies, i.e., “building materials business (the Company),” “materials business (Sankyo Material, Inc.),” and “commercial facilities business (Tateyama Advance Co., Ltd.),” where each group company has been separately managing their businesses, respectively.  Through these reorganization activities, the Group has worked to improve the technical capabilities of each company and has been able to accomplish a certain degree of achievement, including establishing its brand.
In order to achieve a long-term objective of Sankyo-Tateyama Holdings, Inc. called “Long-term VISION-2020,” Sankyo-Tateyama Holdings, Inc. and its three group companies will merge to bring together the Group’s collective strengths while making the most of each group company’s abilities to successfully perform their respective businesses, and the Group will take prompt action by creating a structure where it can invest its current resources more flexibly into international business expansion and growing business fields such as those driven by environmental technologies, as well as further streamline and enhance management of the Group.  The Group determined to implement the reorganization to align with the beginning of its “Mid-term Management Plan” that set forth concrete measures for realizing a long-term vision.
②	Overview of implemented accounting process
The absorption-type merger under review falls under the transactions under common control defined in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21 of December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10 of December 26, 2008).
(2)	Mergers among Sankyo Tech Toyama, K.K., Sankyo Tech Hokkaido, K.K. and 14 other companies

Sankyo Tech Toyama, K.K. that is a subsidiary of the Company merged with Sankyo Tech Hokkaido, K.K. and 13 other companies and Takahashi Kensetsu Naiso Kogyo, Co., Ltd. as of July 1, 2012 under the merger agreement dated April 9, 2012, and changed its trade name to Sankyo Tech, Inc.

①	Overview of transactions
i)	Name and description of the business of the acquiring/acquired entities
- Acquiring entity
Name	Description of the business
Sankyo Tech Toyama, K.K.	Processing and sale of aluminum building materials
- Acquired entity
Name	Description of the business
Sankyo Tech Hokkaido, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kitatohoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Tohoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kitakanto, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kanto, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kanagawa, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Niigata, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Hokuriku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Nagano, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Tokai, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kansai, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Chugoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Shikoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Nishinihon, K.K.	Processing and sale of aluminum building materials
Takahashi Kensetsu Naiso Kogyo, Co., Ltd.	Processing and sale of aluminum building materials; sale of interior and exterior building materials

ii)	Merger date
July 1, 2012
iii)	Legal form of the merger
An absorption-type merger, with Sankyo Tech Toyama, K.K. to act as the surviving company and Sankyo Tech Hokkaido, K.K. and other 14 companies to be dissolved
iv)	Corporate name after the merger
Sankyo Tech, Inc.
v)	Other matters concerning overview of transactions
The objective of the merger is to strengthen its operating base by integrating sales subsidiaries across the country that deal with residential building materials, while promoting more effective use of resources and streamlining of management with the aim of expanding the business.
②	Overview of implemented accounting process
The absorption-type merger under review falls under the transactions under common control defined in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21 of December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10 of December 26, 2008).

13.  Other notes

All amounts are rounded down to the nearest million yen.

Independent Auditor’s Audit Report (Certified Copy)

Independent Auditor’s Report

July 19 2012

The Board of Directors
Sankyo Tateyama, Inc.

KPMG AZSA LLC

Wataru Hamada (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant

Hisaharu Kondo (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant

Kazuhiro Shinozaki (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant

We have audited the financial statements, comprising the balance sheet, the statement of income/loss, the statement of changes in shareholders’ equity and the related notes, and the supplementary schedules  of Sankyo Tateyama Aluminum, Inc. as at May 31, 2012 and for the year from June 1, 2011 to May 31, 2012 in accordance with Article 436-2-1 of the Companies Act.

Management’s Responsibility for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditor.  We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules.  The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the financial statements and the supplementary schedules, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Sankyo-Tateyama Alumi Co., Ltd. for the period, for which the financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Emphasis of Matter
As stated in Subsequent Events, Sankyo Tateyama Aluminum, Inc. concluded a merger with Sankyo Material, Inc. and Tateyama Advance Co., Ltd on June 1, 2012 in accordance with the merger agreement dated March 27, 2012 to form Sankyo Tateyama, Inc.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:
The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Board of Corporate Auditor’s Audit Report (Certified Copy)

Audit Report

The Board of Corporate Auditors has prepared this Audit Report following deliberation on the basis of audit reports prepared by each of the corporate auditors regarding the business performance of the directors of the Company during the 67th fiscal year starting June 1, 2011 and ending May 31, 2012, and hereby reports as follows:

1.	Method and Nature of Audits Performed by the Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors established an audit policy and audit plans, etc., received reports from the corporate auditors regarding the status and results of audits, and also received reports on the status of business execution from the directors, etc. and the Independent Auditors, and requested further explanation when necessary.

Each of the corporate auditors, in conformity with the audit policies and plans, etc. for the fiscal year under review set out by the Board of Corporate Auditors, worked to establish communication with the directors, executive officers and employees from the internal audit division and other divisions in collecting information and establishing an audit environment.  In addition, the corporate auditors attended meetings of the Board of Directors and other important meetings, receiving reports from the directors and other employees, etc. regarding execution of their duties, and requesting further explanations when necessary.  The corporate auditors also inspected important approval documents, etc. and investigated business and financial conditions at the head office and other principal factories or offices.  Additionally, the corporate auditors received regular reports from directors and other employees regarding (i) contents of resolutions of the Board of Directors on systems to ensure that the execution of the duties of directors described in the Business Report are in compliance with the laws and regulations and the Company’s articles of incorporation and other systems set forth in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Company Act to ensure that operations are appropriate to a joint stock company and (ii) the establishment and operation of the Company’s systems (the internal control systems) that have been developed in accordance with the said resolutions, and requested further explanation when necessary.

As for subsidiaries, the Board of Corporate Auditors requested communications and an exchange of information with directors and corporate auditors, etc. of the subsidiaries, and received business reports from the subsidiaries if and when needed.  On the basis of the above-mentioned methods, the Board of Corporate Auditors examined the business report and accompanying schedules for the relevant fiscal year.

Furthermore, in addition to monitoring and verifying whether the Independent Auditor maintained an independent position and conducted appropriate audits, we received reports from the Independent Auditor regarding the execution of its duties, and requested further explanations when necessary.  In addition, we received notice from the Independent Auditor that it had in place “systems for ensuring the proper execution of duties” (as set forth in each Item of Article 131 of the Ordinance for Corporate Accounting) in accordance with the “Standards for Quality Control in Audits” (Business Accounting Council, October 28, 2005), and again requested further explanation when necessary.  Based on the above methods, we reviewed the financial statements for the said fiscal year (the balance sheet, statement of income/loss, statements of changes in shareholders’ equity, and the notes to the financial statements) and the accompanying schedules.

2.	Result of Audit
	(1)	Result of Audit of Business Report, etc.
		i.	The Business Report and accompanying schedules correctly represent the condition of the Company in accordance with the laws and regulations and the Company’s articles of incorporation.
		ii.	There are no material facts involving dishonest behavior or violations of any laws or the Company’s articles of incorporation by any of the directors in the execution of their duties.
		iii.	The contents of resolutions of the Board of Directors regarding the Company’s internal control systems are appropriate. Furthermore, there are no matters of note regarding statements in the Business Report or the execution of the duties of directors in relation to the said internal control systems.

	(2)	Result of Audit of Financial Statements and Accompanying Schedules
The audit methods and results of Independent Auditor KPMG AZSA LLC are appropriate.

July 27, 2012
Board of Corporate Auditors of Sankyo Tateyama, Inc.

			Full-time Corporate Auditor	Tsutomu Fukagawa	Seal
			Full-time Corporate Auditor	Tatsuo Ohara	Seal
			(Outside) Full-time Corporate Auditor	Fumio Maki	Seal
			Outside Corporate Auditor	Kantaro Kadoki	Seal
			Outside Corporate Auditor	Jiro Araki	Seal